EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contacts:
Sean Collins	Jennifer Tolkachev or Valerie Christopherson
CCG Investor Relations	Bock Communications, Inc./
15300 Ventura Blvd., Suite 303	Axesstel Media Relations
Sherman Oaks, CA 91403	Phone +1 714.540.1030, ext. 19 or 14
+1 818.789.0100, ext. 202	jtolkachev@bockpr.com
vchristopherson@bockpr.com

AXESSTEL COMPLETES $3.7 MILLION IN FUNDING

Combination of equity and debt to fund growth initiatives

SAN DIEGO – Jan. XX, 2004 – Axesstel, Inc. (OTCBB: AXES), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless local loop (WLL) terminals, hybrid phones, and engineering solutions to operators worldwide, today announced private placements of equity and debt instruments totaling more than $3.7 million.

Among the equity investors are Nikko Antfactory, a prominent Japanese venture capital firm; Wistron NeWeb Corporation, a Taiwan-based strategic partner and part of Taiwan’s Acer Group; and five angel investors The equity investors purchased an aggregate of 1,360,000 shares of common stock for $2.00 per share, (ii) warrants to purchase an additional 1,360,000 shares of common stock with an exercise price of $1.00 per share, and (iii) warrants to purchase an additional 272,000 shares of common stock with an initial exercise price of $2.00 that is subject to an increase to $3.30 per share upon the achievement by Axesstel of certain revenue milestones. In addition, CDIB Venture Management (USA), Inc., a Santa Clara-based venture capital firm, purchased a $1 million promissory note convertible into common stock of Axesstel, maturing in one year with a conversion price of $2.00 per share and paying interest at the prime rate plus 3%.

“These agreements represent gratifying votes of confidence in Axesstel, and are being made by some of our most important strategic partners and sophisticated financial contacts,” commented Mike Kwon, Chairman of Axesstel, Inc. “We are pleased and

AXESSTEL, INC.

January     , 2004

grateful for their confidence and plan to make effective use of this capital in pursuing the strong growth trajectory we see for 2004.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The common shares issued or issuable in this private placement transaction have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Axesstel, Inc. has agreed to file a registration statement covering the 1.36 million common shares issued to the equity investors and the 2.13 million common shares issuable upon the exercise of the warrants and conversion of the promissory note issued in this private placement within 45 days of the closing of the private placement.

About Nikko antfactory

Nikko antfactory, part of the Nikko Cordial Group, is a new breed company focusing on investments and investment solutions in the 21st century. As part of the Nikko Cordial Group’s new breed strategy, Nikko antfactory brings a fresh approach to investments and global investment solutions.

About Wistron NeWeb

Wistron NeWeb Corporation (WNC), a member of Wistron group, is a designer and manufacturer specializing in the field of advanced wireless communication. Founded in 1996, WNC has consistently introduced customers to the latest communication-enabling technologies. WNC was created to research and develop new wireless communication products. Advancing continually, WNC`s goal is to be a global leader in the wireless communication industry.

About CDIB Venture Management

CDIB Ventures is a subsidiary of China Development Industrial Bank (CDIB). The firm was established in October 1997 in Silicon Valley to oversee CDIB’s initial North American venture capital fund and to expand its investment activities. In addition to financial resources, CDIB Ventures receives full institutional support from the bank.

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About Axesstel, Inc.

Axesstel, Inc. (OTCBB: AXES) is powering the next generation of wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. Axesstel is headquartered in San Diego, Calif. with a research and development center in Seoul, Korea. For more information, visit the Axesstel’s Web site at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the Company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s ability to gain market acceptance for its products; the Company’s ability to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers.

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